Exhibit 99.1

Item 6.	Selected Financial Data

The following table sets forth the historical selected financial data for the Company for all periods presented. For more information on our historical financial information, see Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 8 “Financial Statements and Supplementary Data.” During 2008, certain balances for prior periods have been reclassified to conform to their current presentation in order to improve consistency with Management’s understanding of the business. See Note 2 to our consolidated/combined financial statements for additional information regarding these reclassifications.

	Consolidated			Combined
	2008	2007	For the Period August 10, 2006 through December 31, 2006	For the Period January 1, 2006 through August 9, 2006	2005	2004
	SUCCESSOR	SUCCESSOR	SUCCESSOR	PREDECESSOR	PREDECESSOR	PREDECESSOR
	(dollars in thousands, except per share data)
STATEMENT OF OPERATIONS DATA
REVENUES
Advisory Revenue	$181,608	$295,751	$87,659	$96,122	$110,842	$69,205
Investment Management Revenue	9,440	20,158	6,591	16,860	14,584	16,967
Other Revenue	33,885	24,141	8,622	643	209	145

TOTAL REVENUES	224,933	340,050	102,872	113,625	125,635	86,317
Interest Expense	30,278	18,451	6,794	1,706	—	—

NET REVENUES	194,655	321,599	96,078	111,919	125,635	86,317

EXPENSES
Operating Expenses(a)	188,975	235,502	63,268	43,594	59,103	34,473
Other Expenses	15,064	141,032	7,003	—	—	—

TOTAL EXPENSES	204,039	376,534	70,271	43,594	59,103	34,473

Other Income	—	—	—	—	—	76

INCOME (LOSS) BEFORE INCOME TAXES	(9,384)	(54,935)	25,807	68,325	66,532	51,920
Provision for Income Taxes(b)	179	12,401	6,030	2,368	3,372	2,114

Net Income	(9,563)	(67,336)	19,777	65,957	63,160	49,806
Net Income (Loss) Attributable to Noncontrolling Interest	(4,850)	(32,841)	15,991	6	8	29

NET INCOME (LOSS) ATTRIBUTABLE TO EVERCORE PARTNERS INC.	$(4,713)	$(34,495)	$3,786	$65,951	$63,152	$49,777

Dividends Declared per Share	0.48	0.41	—	N/A	N/A	N/A

Net Income (Loss) per Share Attributable to Evercore Partners Inc. Common Shareholders	$(0.36)	$(3.38)	$0.76	N/A	N/A	N/A

STATEMENT OF FINANCIAL CONDITION DATA
Total Assets	$738,940	$689,096	$301,503	N/A	$81,456	$71,681
Total Liabilities	$507,355	$469,781	$152,108	N/A	$29,677	$20,137
Noncontrolling Interest	$15,978	$46,699	$36,294	N/A	$274	$265
Total Equity	$231,585	$219,315	$149,395	N/A	$51,779	$51,279

(a)	Prior to our August 2006 IPO, payments for services rendered by our Senior Managing Directors were accounted for as distributions of members’ capital rather than as compensation expense. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Key Financial Measures – Operating Expenses – Employee Compensation and Benefits Expense”.

(b)	Prior to our August 2006 IPO, our income was not subject to U.S. federal and state income taxes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Key Financial Measures–Provision for Income Taxes”.

1